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          July 13, 1995

          Messrs:  Kenneth Brown
                   Joe Poe

          Cooper Manufacturing Corporation
          12900 Preston Road   Suite 900
          Dallas, Texas  75230

                               LETTER OF INTENT

          Gentlemen:

               The purpose of this letter is to express our serious willingness and intent to pursue a plan of acquisition or merger by and between Messrs. Kenneth Brown and Joe Poe, (hereinafter referred to a "Brown/Poe") who own 100% of the issued and outstanding stock of Cooper Manufacturing Co. (hereinafter referred to as "Cooper") and Electric & Gas Technology, Inc.
          (ELGT).

               Cooper has delivered to ELGT certain purchase orders supported by bank Letter of Credit, lists of proposals to several International customers and unaudited financial statements of Cooper, all of which are attached hereto as Exhibit "A".

               Based on verification and confirmation by ELGT of said information to the satisfaction of ELGT, the following would be basic highlights of an agreement by and between the parties hereto:

               1. ELGT would establish a new corporate subsidiary or affiliate to be named Cooper Industrial International, Inc.
          (CII), or similar name) into which we would transfer approximately $2 million of ELGT preferred convertible stock. The common stock is presently trading on the NASDAQ National Market System and valued at approximately $3.00 per share.

               2. The preferred stock would have a priority par value of $20.00 per share and would be convertible at the option of CII into common stock of ELGT valued at $8.00 per share based on one share of preferred for 2.5 shares of ELGT common.

              3. CII would issue to ELGT a total of two million shares (2,000,000) of CII in exchange for said preferred stock of ELGT

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          based on a tax free exchange of stock.

          Messrs:   Brown
                    Poe
          Page 2.

               4.   CII would then immediately issue to Brown/Poe:

                    A. A total of 500,000 shares of CII in a tax free exchange for 100% of the stock of Cooper transferred to CII, which ELGT understands is presently pledged to Allied Products, Inc.

                    B. In addition Brown/Poe would be issued an option to acquire 100% of the $2 million ELGT convertible preferred stock or up to an additional 30% of Cooper stock based on formula where said shares would be issued based on future earnings of Cooper and attached hereto as Exhibit "B".

                   C. thus CIT would have a beginning certified net worth of $ 2 million with 2.5 million shares outstanding. The balance shares of Cooper would then be consolidated with CII.

               5. ELGT would then supply financial corporate guarantees for the purpose of obtaining loans and financial funding for completing production and inventory purchased for the existing orders on the books of Cooper.

               6. In addition ELGT could establish a legal and proper tax shelter to minimize income taxes for Cooper from its future earnings.

               7. The then existing management of Cooper would remain as officers and ELGT would supply a designated CFO following completion of the transaction. A mutually agreed employment or consulting arrangement is to be made with Brown and Poe.

               8. Messrs. Brown and Poe are presently owed $650,000 by Cooper. ELGT will cause Cooper to execute a promissory note in the amount of $200,000 to Gateway Bank with proceeds paid to Brown and Poe and to issue to Brown and Poe $450,000 of a $20.00 par value ELGT redeemable preferred stock convertible into ELGT common at $5.00 per share all in accordance with S.E.C. rules.

               Upon signing of this Letter of Intent the following would be activated:

          1. ELGT would cause Gateway National Bank to lend $300,000 to Cooper secured by the Polar contract and release of the existing collateral.

          2.    ELGT will additionally cause Gateway National  Bank to lend

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          $200,000 to Cooper which will  be a portion of the  $650,000 owed by Cooper to Brown and Poe with proceeds of said loan to be paid to Brown and Poe.

          Messrs:  Brown
                   Poe
          Page 3.


          3. ELGT would authorize its accountants to engage on a "high spot" audit to verify the financial condition of Cooper which could be completed in a period of perhaps seven business days.

          4. ELGT would send its representative to visit the Brady (or Houston or North Dakota) plants to review production operations.

          5. ELGT would immediately pursue financing by offering its financial guarantee to Maxwell Sterling for $2.8 million and for SBA and XM bank loans from Gateway National Bank.

          6. ELGT will meet with a Cooper representative to analyze existing accounts payable in order to make contact with key suppliers to help workout certain past due payables.

          7. ELGT would authorize its attorneys to prepare a definitive agreement following receipt of a satisfactory accounting report from the high spot audit. However, prior to execution of the definitive agreement, ELGT is willing to initiate and cause financing for Cooper with the understanding that the definitive agreement will be signed as soon as possible but during August of 1995. In the event for any reason whatsoever a final agreement is not executed then Brown and Poe will be required to replace or repay said ELGT/Gateway financing on mutually agreed basis.

          Electric & Gas Technology, Inc.

          /s/ S. Mort Zimmerman
          S. Mort Zimmermann
          Chairman of the Board and President

          The above is approved and agreed to this 12th day of July, 1995.

          Cooper Manufacturing Corporation


           /s/ Kenneth Brown
            Kenneth Brown

           /s/ Joe Poe
            Joe Poe

          SMZ:mp

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          CC:  Jim Taylor

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                            AMENDMENT TO LETTER OF INTENT

               Amendment to Letter of Intent, dated July 13, 1995, by and between Electric & Gas Technology, Inc. ("ELGT") and Kenneth D. Brown and Joe A. Poe, ("Brown and Poe").

               The purpose of thus amendment is to supplement and amend certain terms and provisions of the above-referenced Letter of Intent in the following fashion:

               1. ELGT will make available immediately to Cooper Manufacturing Corporation ("Cooper") One Hundred Thousand and No/00 Dollars ($100,000) which Cooper will then pay to Brown and Poe as a reduction of the balance of the Three Hundred Fifty Thousand and No/00 Dollars ($350,000) owed to them jointly.

              2. ELGT will immediately establish a line of credit for Cooper in the amount of Four Hundred Thousand and N0/100 Dollars ($400,000) to utilize for working capital.

              3. ELGT will assume absolute control of the business operations, bank accounts, etc. of Cooper.

              4.   Cooper  will be required to utilize  sixty percent (60%)
          of accounts receivable, contract down payments, and all unincumbered cash flow into Cooper other than the Four Hundred Thousand and No/100 Dollar ($400,000) referred to above, to repay monies still owed Brown and Poe in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000).

               5. The parties agree that the original Letter of Intent shall be extended until December 31, 1995 and ELGT will use its best efforts to implement the terms of such Letter of Intent and will enter into a definitive purchase and sale agreement prior to that date. During the extension period, the parties will use their best efforts to enter into the necessary agreements with Allied Products Corporation, Texas Central Bank and Totisa, in order that the financing and business plan of the Company may be stabilized.

               6. Poe and Brown agree to transfer their stock ownership (pledged to Allied) in Cooper Eighty-Five percent (85%) to Mr. Edmund Bailey and Fifteen percent (15%) to Mr. Jim Taylor, which stocks shall be held during the term of the extension, in trust for Brown and Poe, and shall be returned to Poe and Brown if the Purchase and Sale Agreement is not finalized during the term of the Letter of Intent. This portion of the agreement may be mutually extended for financing purposes by written agreement by

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          and among the parties.

               7. It is the intention of ELGT to receive bids from Cardwell International and others for turn key production of Cooper Rigs and ELGT is authorized to negotiate equity positions with Cardwell and/or with its President. Mr. Art Teichgraeber, however, such negotiations will in no way dilute Brown and Poe of the ultimate 20 percent ownership unless otherwise agreed in writing. The parties agree that prior to contacting any potential equity investors in the Company they will notify the other party prior to such contact. Poe and Brown agreed that they will, if necessary, make available to ELGT one percent (1%) of their additional thirty percent options, if necessary, in order to close a mutually satisfactory transaction with a potential investor.

               8. Ms. Carolyn Brown will be retained on a consulting contract at the rate of $1600.000 per month during the Letter of Intent term.

               9. ELGT agrees to cause Cooper to pay Brown and Poe's reasonable travel expenses in relation to Cooper's business.

              10. Poe and Brown will remain employees of the Company, however, their compensation will be deferred until such time as a definitive agreement is entered into by and between the parties, however, they will remain on Company insurance, etc.

               All other terms and conditions of the original Letter of Intent dated July 13, 1995 shall remain in full force and effect.

               Executed this 22nd day of September, 1995.


          ELECTRIC & GAS TECHNOLOGY, INC.



          By:   /s/ S. Mort Zimmerman
                 S. Mort Zimmerman
                 Chairman and President


             /s/ Joe Poe
                Joe Poe


            /s/ Kenneth D. Brown
              Kenneth D. Brown

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